Exhibit 8.1

February 7, 2014	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

Volkswagen Auto Lease/Loan Underwritten Funding, LLC 2200 Ferdinand Porsche Drive Herndon, VA 20171

Re:	Volkswagen Auto Lease/Loan Underwritten Funding, LLC

Registration Statement No. 333-185282

Ladies and Gentlemen:

We have acted as special federal tax counsel to Volkswagen Auto Lease/Loan Underwritten Funding, LLC (the “Transferor”) and VW Credit, Inc. (“VW Credit”) in connection with the above-captioned registration statement (the “Registration Statement”) and the offering of notes (the “Notes”) described in the prospectus supplement dated February 4, 2014 (the “Prospectus Supplement”) and the base prospectus dated January 29, 2014 (the “Base Prospectus”; and together with the Prospectus Supplement, the “Prospectus”) which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Volkswagen Auto Lease Trust 2014-A (the “Issuer”), a trust formed by the Transferor pursuant to a trust agreement (the “Trust Agreement”) between the Transferor, Deutsche Bank Trust Company Delaware, as owner trustee. The Notes will be issued pursuant to an Indenture (the “Indenture”) between the Issuer and Citibank, N.A., as indenture trustee (the “Indenture Trustee”).

In that regard, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Prospectus, the Trust Agreement and the forms of the Indenture and other documents prepared in connection with the issuance of the Notes (collectively, the “Transaction Documents”).

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

MAYER BROWN LLP

Volkswagen Auto Lease/Loan Underwritten Funding, LLC

Based on the foregoing and assuming that the Transaction Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Transaction Documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements, to the extent that they constitute matters of law or legal conclusions with respect thereto relating to United States federal tax matters, set forth in the Prospectus Supplement under the headings “Summary of Terms—Tax Status” and “Material Federal Income Tax Consequences” and in the Base Prospectus under “Material Federal Income Tax Consequences”, which statements have been prepared by us, are correct in all material respects and, to the extent such statements expressly state our opinions or state that our opinion has been or will be provided as to the Notes, we hereby confirm and adopt the opinions set forth therein.

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

Mayer Brown LLP